UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2014

(Exact name of registrant as specified in its charter)

Delaware	1-7724	39-0622040
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2801 80th Street, Kenosha, Wisconsin 53143-5656

(Address of principal executive offices)

Registrant’s telephone number, including area code: (262) 656-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 18, 2014, Ruth Ann M. Gillis accepted appointment to the Board of Directors of Snap-on Incorporated (the “Company”). The appointment was made by the Board and was effective immediately. The Board was expanded to nine directors in connection with Ms. Gillis’ election. Ms. Gillis is joining the Board’s Audit Committee; James P. Holden is moving from the Board’s Audit Committee to its Organization and Executive Compensation Committee.

In accordance with the Company’s Bylaws and the phased declassification of its Board, Ms. Gillis will serve for a term expiring at the 2015 Annual Meeting of Shareholders and will be subject to annual election thereafter.

Ms. Gillis, age 59, retired as Executive Vice President and Chief Administrative Officer of Exelon Corporation (“Exelon”), a utility services holding company engaged in the energy generation and delivery business, in July 2014 after serving in such roles since 2005. She was also President of Exelon Business Services Company, a subsidiary of Exelon that provides transactional and corporate services to the Exelon operating companies. Previous roles include service as Executive Vice President of ComEd, an Exelon subsidiary, and as the Chief Financial Officer of Exelon. Prior to the merger that formed Exelon in 2000, Ms. Gillis was the Chief Financial Officer of Unicom Corp., formerly a producer, purchaser, transmitter, distributor and seller of electricity.

Ms. Gillis also serves as a director of KeyCorp, a bank holding company, and its subsidiary, KeyBank National Association. Ms. Gillis earned a Bachelor of Arts degree in economics from Smith College and a Master of Business Administration degree from the University of Chicago Graduate School of Business, with a concentration in finance.

Ms. Gillis will receive the same compensation as the other non-employee directors of the Company. It is expected that she will receive a pro-rated restricted stock grant, valued at approximately $59,569, at the Company’s next Board meeting.

Ms. Gillis does not have any business relationships with the Company.

*    *    *    *    *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SNAP-ON INCORPORATED

Date: July 22, 2014	By:	/s/ Irwin M. Shur
Irwin M. Shur
Vice President, General Counsel and Secretary